UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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AGREE REALTY CORPORATION

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AGREE REALTY CORPORATION
31850 Northwestern Highway
Farmington Hills, MI 48334

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 11, 2009

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of AGREE REALTY CORPORATION, a Maryland corporation, will be held at 10:00 a.m. local time on May 11, 2009, at the Courtyard by Marriott, 31525 West 12 Mile Road, Farmington Hills, Michigan for the following purposes:

(1)	To elect two directors to serve until the annual meeting of stockholders in 2012;
(2)	To ratify the appointment of Virchow Krause & Company, LLP as our independent registered public accounting firm for 2009; and
(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 12, 2009 will be entitled to notice of and to vote at the annual meeting or at any adjournment or postponement thereof. Stockholders are cordially invited to attend the meeting in person.

It is important that your shares be voted to ensure the presence of a quorum. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you attend the annual meeting, you may revoke your proxy in accordance with procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors

Kenneth R. Howe
Vice President, Finance and Secretary

March 26, 2009
Farmington Hills, Michigan

AGREE REALTY CORPORATION

i

AGREE REALTY CORPORATION
31850 Northwestern Highway
Farmington Hills, MI 48334

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 11, 2009

ABOUT THE ANNUAL MEETING

This proxy statement is furnished by our board of directors (the “Board”) in connection with the Board’s solicitation of proxies to be voted at the annual meeting of stockholders to be held at 10:00 a.m. local time on May 11, 2009, at the Courtyard by Marriott, 31525 West 12 Mile Road, Farmington Hills, Michigan, and at any adjournment or postponement thereof. It is anticipated that this proxy statement and the enclosed proxy card first will be mailed to stockholders on or about March 26, 2009.

What is the purpose of the 2009 annual meeting of stockholders?

At the 2009 annual meeting, holders of our common stock will be voting on the matters set forth in the accompanying notice of such meeting, including the election of two directors to serve until the annual meeting of stockholders in 2012 and the ratification of Virchow Krause & Company, LLP (“Virchow Krause”) as our independent registered public accounting firm for 2009. The Board recommends a vote FOR the director nominees and FOR the ratification of Virchow Krause’s appointment. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting.

In addition, management will report on our performance and will respond to appropriate questions from stockholders. A representative of Virchow Krause will be present at the annual meeting and will be available to respond to appropriate questions. Such representative will also have an opportunity to make a statement.

Who is entitled to vote?

All stockholders of record at the close of business on March 12, 2009 will be entitled to vote. Each share of common stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the record date, 7,931,030 shares of our common stock, $.0001 par value per share, were outstanding.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the annual meeting (3,965,516 shares) will constitute a quorum for all purposes. Proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether or not there is a quorum.

However, if a quorum is not present at the annual meeting, the stockholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.  Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the meeting, we encourage you to vote your shares prior to the meeting.

Stockholders of Record.  If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.  If you hold your shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Can I vote my shares without attending the annual meeting?

By Mail.  You may vote by completing, signing and returning the enclosed proxy card or voting instruction card.

Other.  If you are a beneficial owner, you may have the option to vote your shares via the internet or telephone.

Can I change my vote after I return my proxy card or voting instruction card?

Stockholders of Record.  You may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice revoking the proxy or a properly signed proxy, in each case bearing a later date. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request and file the proper documentation.

Beneficial Owners.  If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or our transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.  Proxy cards that are properly signed and returned without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy card that properly comes before the annual meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners.  If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law and NYSE rules and regulations, brokers have the discretion to vote on routine matters, including the uncontested election of directors and the ratification of the appointment of our independent registered public accounting firm.

What vote is required to approve each item?

Proposal 1 — Election of Directors.  The two nominees receiving the highest number of “for” votes at the annual meeting will be elected as directors. The slate of nominees discussed in this proxy statement consists of two directors, Richard Agree and Michael Rotchford, whose three-year terms are expiring.. Abstentions and withheld votes will have no effect on the outcome of this proposal.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of votes cast at the annual meeting is necessary to ratify the Audit Committee’s appointment of Virchow Krause as our independent registered public accounting firm for 2009. Abstentions are not treated as votes cast under Maryland law and, therefore, they have no effect on the outcome of this proposal. Although stockholder ratification of the appointment is not required by law and is not binding on us, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Virchow Krause, the Audit Committee in its sole discretion may terminate the engagement of Virchow Krause and engage another independent auditor at any time during the year, although it has no current intention to do so.

Other Matters.  If any other matter is properly submitted to the stockholders at the annual meeting, its adoption will require the affirmative vote of a majority of votes cast at the annual meeting. The Board does not propose to conduct any business at the annual meeting other than as stated above.

How do I find out the voting results?

Voting results will be announced at the annual meeting and will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock (our only outstanding class of equity securities) as of March 12, 2009, with respect to (i) each director and named executive officer, (ii) all of our directors and executive officers as a group, and (iii) to our knowledge, each beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership includes shares of common stock that may be acquired through the exercise, conversion or vesting of a security or right within 60 days of the record date. As of March 12, 2009, there were 7,931,030 shares of our common stock outstanding. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Richard Agree	575,622	(1)	7.1
David J. Prueter	84,370	(2)	1.1
Kenneth R. Howe	71,950	(3)	*
Joey Agree	40,500	(4)	*
Vicky Whalen-Umphryes	3,200	(5)	*
Gene Silverman	23,200		*
Farris G. Kalil	8,000	(6)	*
Leon M. Schurgin	5,150		*
William S. Rubenfaer	3,300		*
Michael Rotchford	1,000		*
All directors and executive officers as a group (10 persons)	816,292	(7)	10.2
JPMorgan Chase & Co.	833,872	(8)	10.7
Barclays Global Investors, NA, et al.	693,943	(9)	8.9
Inland American Real Estate Trust, Inc., et al.	497,280	(10)	6.4
Wells Fargo and Company, et al.	398,906	(11)	5.1

*	Less than 1%
(1)	Consists of (i) 165,118 shares owned directly (including 53,800 shares of restricted stock), (ii) 17,500 shares held in his IRA, (iii) 5,785 shares owned in his wife’s IRA, (iv) 39,600 shares owned by irrevocable trusts for his children, and (v) 347,619 shares of common stock issuable upon conversion of limited partnership units in Agree Limited Partnership, our operating partnership.
(2)	Consists of (i) 83,685 shares owned directly (including 19,900 shares of restricted stock) and (ii) 685 shares owned by his wife.
(3)	Consists of shares owned directly (including 19,000 shares of restricted stock).
(4)	Consists of shares owned directly (including 31,800 shares of restricted stock).
(5)	Consists of shares owned directly (including 2,000 shares of restricted stock), held as of June 13, 2008 (the termination date of her employment with the Company).
(6)	Consists of (i) 7,700 shares owned directly and (ii) 300 shares owned by his wife.
(7)	Consists of shares owned by the directors and executive officers disclosed elsewhere in this table.
(8)	Pursuant to Schedule 13G (Amendment No. 1) filed with the SEC on December 9, 2008. The address of such person is 270 Park Avenue, New York, NY 10017. Such person has sole voting power of 736,771 shares and shared voting power of 168 shares, and sole dispositive power of 831,845 shares and shared dispositive power of 1,237 shares.

(9)	Pursuant to Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. The address of such persons is 45 Freemont Street, San Francisco, CA 94105. Barclays Global Investors, NA has sole voting power of 473,300 shares and sole dispositive power of 473,317 shares. Barclays Global Fund Advisors has sole voting and dispositive power of 215,886 shares. Barclays Global Investors, Ltd. has sole voting and dispositive power of 1,921 shares. Barclays Global Investors Japan Limited has sole voting and dispositive power of 2,819 shares. The other persons report no voting or dispositive power.
(10)	Pursuant to Schedule 13D (Amendment No. 3) filed with the SEC on October 3, 2008 by Inland American Real Estate Trust, Inc., Inland Investment Advisors, Inc., Inland Real Estate Investment Corporation, The Inland Group, Inc. and Daniel L. Goodwin. The address of such persons is 2901 Butterfield Road, Oak Brook, IL 60523. All persons report shared voting and dispositive power over all shares.
(11)	Pursuant to Schedule 13G (Amendment No. 3) filed with the SEC on January 29, 2009 by Wells Fargo & Company and Wells Capital Management Incorporated. The address of such persons is 420 Montgomery Street, San Francisco, CA 94104. Wells Fargo & Company has sole voting power of 398,806 shares and sole dispositive power of 399,906 shares. Wells Capital Management Incorporated has sole voting power of 372,306 shares and sole dispositive power of 398,906.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently consists of six directors. The directors are divided into three classes serving three-year staggered terms. At this annual meeting, two directors will be elected to serve until the annual meeting of stockholders in 2012.

The Board has re-nominated Richard Agree and Michael Rotchford, whose three-year terms expire at this annual meeting, to serve until the annual meeting of stockholders in 2012. The Board has affirmatively concluded that Michael Rotchford is independent under the applicable rules of the New York Stock Exchange (the “NYSE”). Richard Agree serves as the Company’s President and Chief Executive Officer and therefore is not independent under the NYSE rules.

Each nominee has consented to serve their terms until their respective successors have been duly elected and qualified, if elected by stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies by the Board will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board hereby recommends that you vote FOR the election of its director nominees.

The following table sets forth the director nominees and continuing directors of the Board:

Name	Age	Title	Term Ending
Richard Agree(1)	65	Chairman of the Board	2009
Michael Rotchford(1)	50	Director	2009
Leon M. Schurgin	67	Director	2010
William S. Rubenfaer	64	Director	2010
Farris G. Kalil	70	Director	2011
Gene Silverman	75	Director	2011

(1)	Standing for re-election to a three-year term.

Richard Agree has been President and Chairman of the Board of Directors since December 1993. Prior thereto, he worked as managing partner of the general partnerships which held the Company’s properties prior to the formation of the Company and the initial public offering and was President of the predecessor company since 1971. Mr. Agree has managed and overseen the development of over 5,000,000 square feet of anchored shopping center space during the past 36 years. He is a graduate of the Detroit College of Law, a member of the State Bar of Michigan and the International Council of Shopping Centers. Richard Agree is the father of Joey Agree.

Michael Rotchford has been a Director of the Company since December 1993. He is an Executive Vice President for Cushman & Wakefield, Inc., a company specializing in real estate services. Prior to joining Cushman & Wakefield in 2000 he served as Managing Director of The Saratoga Group, an investment banking organization specializing in tax and asset-based financing. Mr. Rotchford had been with The Saratoga Group from 1991 to 2000. Prior to 1991, Mr. Rotchford was a Director in the investment banking division of Merrill Lynch & Co. where he managed the commercial mortgage placement group. Mr. Rotchford holds a bachelor’s degree, with high honors, from the State University of New York at Albany. He is also a licensed real estate broker.

Leon M. Schurgin has been a Director of the Company since March 2004. He is a Partner in the law firm of Bodman, LLP, one of Michigan’s largest law firms. Prior to joining Bodman, LLP in 2007 he was a Senior Shareholder at Sommers Schwartz, a law firm located in Southfield, Michigan. Mr. Schurgin holds a Bachelors Degree in Business Administration from the University of Michigan, a Juris Doctorate Degree, Magna Cum Laude, from Wayne State University and a Masters of Law Degree in Taxation from Wayne State University. He is also a certified public accountant.

William S. Rubenfaer has been a Director since December 2007. He is a partner in the certified public accounting firm of Rubenfaer & Associates, P.C., which he founded in 1979. He is also the managing member of Sage Capital Management, L.L.C., a registered investment advisory firm. In addition, Mr. Rubenfaer serves as Secretary Treasurer of Pinckney Chrysler, Dodge, Jeep, an automobile dealership located in Pinckney, Michigan. He is active in community activities including past president and board member of the Bloomfield Hills, Michigan School District. Mr. Rubenfaer is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Michigan Association of CPA’s.

Farris G. Kalil has been a director since December 1993. Mr. Kalil has been a financial consultant since June 1999. From November 1996 until his retirement in May 1999 Mr. Kalil served as Director of Business Development for the Commercial Lending Division of Michigan National Bank, a national banking institution. From May 1994 to November 1996, Mr. Kalil served as a Senior Vice President for Commercial Lending at First of America Bank — Southeast Michigan, N.A. Prior thereto, Mr. Kalil served as a Senior Vice President of Michigan National Bank where he headed the Commercial Real Estate Division, Corporate Special Loans, Real Estate Asset Management/Real Estate Owned Group, and the Government Insured Multi-Family Department. Mr. Kalil received his B.S. from Wayne State University and continued his education at the Northwestern University School of Mortgage Banking.

Gene Silverman has been a director since April 1994. Mr. Silverman has been a consultant to the entertainment industry since 1996. From July 1993 until his retirement in December 1995, Mr. Silverman served as the President and Chief Executive Officer of Polygram Video, USA, a division of Polygram N.V., a New York Stock Exchange listed company. Prior thereto, he was Senior Vice President of sales at Orion Home Video from 1987 through 1992.

BOARD MATTERS

The Board of Directors

The Board has general oversight responsibility for our affairs and the directors, in exercising its fiduciary duties, represent and act on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the strategic and financial planning process, leadership development and succession planning, as well as other functions carried out through the Board committees as described below.

Meetings.  The Board met five times during 2008. During 2008, each director attended 75% or more of the aggregate of (i) the number of meetings of the Board and (ii) the number of meetings held by all committees of the Board on which such director served. It has been and is the policy of our Board that directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All members of the Board attended our 2008 annual meeting of stockholders.

Our non-management directors meet at least once a year without management. Non-management directors are all directors who are not our employees or officers and include directors who are determined to be not independent by our Board by virtue of the existence of a material relationship with us. The Board has not designated a lead director or a single director to preside at executive sessions. Instead, the presiding director of executive sessions of non-management directors is selected at each meeting by such directors.

Director Independence.  The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, which require that a majority of our directors be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of all non-management directors. The Board has affirmatively determined, assisted by the standards set forth above, that each of Messrs. Kalil, Rotchford, Rubenfaer and Silverman are independent directors in accordance with the NYSE listing standards and therefore our Corporate Governance

Guidelines. Mr. Schurgin is a partner at Bodman, LLP, a law firm that provides significant legal services to us. Although such services did not violate the independence standards set forth in the NYSE listing standards, the Board determined that he is not independent based on all facts and circumstances.

Committees of the Board

The Board has delegated various responsibilities and authority to four standing committees of the Board. Each committee regularly reports on its activities to the full Board. Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available in the Corporate Governance section of our website, www.agreerealty.com. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings and written consents in 2008 of such committees:

Name	Audit		Compensation	Nominating and Corporate Governance	Executive
Richard Agree					Chair
Farris G. Kalil	Chair		X	X
Michael Rotchford				Chair	X
William S. Rubenfaer	X		X
Leon M. Schurgin
Gene Silverman	X		Chair	X	X
Meetings	4	(1)	1	1	1
Actions by Unanimous Written Consent	—		—	—	1

(1)	In addition, the Audit Committee twice authorized the Chair to act on its behalf in reviewing the quarterly financial statements with management and our independent auditor.

Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight of our auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of our internal audit function. In addition, the Audit Committee engages the independent registered public accounting firm. See “Report of the Audit Committee,” “Audit Committee Matters” and the Audit Committee’s charter for additional information on the responsibilities and activities of the Audit Committee.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate. The Board has further determined that Farris Kalil possesses financial management expertise within the meaning of the listing standards of the NYSE. No member of the Audit Committee is an audit committee financial expert within the meaning of applicable SEC rules and the Board has determined that such expert is not required at this time.

Executive Committee.  The Executive Committee has the authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board, the execution of certain contracts and agreements, including those related to our borrowing of money, and generally to exercise all other powers of the Board except for those which require action by a majority of the independent directors or the entire Board.

Compensation Committee.  The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to our executive officers. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee’s charter for additional information on its additional responsibilities and activities.

Role of Management.  The Committee takes direction from the recommendations of Richard Agree, President, Chief Executive Officer and Chairman of the Company, with respect to the design and implementation of the compensation program for the named executive officers. See “Compensation Discussion and Analysis — Determining Compensation for Named Executive Officers.”

Role of Compensation Consultant.  The Committee does not utilize a compensation consultant to establish or administer its executive compensation program.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for establishing the requisite qualifications for directors, identifying and recommending the nominations of individuals qualified to serve as directors and recommending directors for each Board committee. The Committee also establishes corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards and recommends to the Board the corporate governance guidelines applicable to us. See the Nominating and Corporate Governance Committee’s charter for additional information on its responsibilities and activities.

Director Qualifications.  Our Nominating and Corporate Governance Committee has established policies for the desired attributes of the Board as a whole, including as set forth in our Corporate Governance Guidelines. The Board seeks to ensure that a majority of its members are independent within the NYSE listing standards. Further, each director generally may not serve as a member of more than six other public company boards. Each director must possess the individual qualities of integrity and accountability, informed judgment, high performance standards and must be committed to representing the long-term interests of the Company and the stockholders. In addition, directors must be committed to devoting the time and effort necessary to be responsible and productive members of the Board. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

Identifying and Evaluating Nominees.  Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.

Our Nominating and Corporate Governance Committee periodically assesses the appropriate number of directors comprising the Board and whether any vacancies on the Board are expected due to retirement or otherwise. The Nominating and Corporate Governance Committee may consider those factors it deems appropriate in evaluating director candidates including judgment, skill, and diversity, strength of character, experience with businesses and organizations comparable to our size or scope, experience and skill relative to other Board members and specialized knowledge or experience. Depending on the current needs of the Board, certain factors may be weighted more or less heavily by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee considers candidates for the Board from any responsible source, including current Board members, stockholders, professional search firms or other persons. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating and Corporate Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

Stockholder Nominees.  Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. We did not receive any nominations of directors by stockholders for the 2009 annual meeting. The Nominating and Corporate Governance Committee will consider properly submitted stockholder submissions for nominations to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a stockholder entitled to vote, who delivers written notice along with the additional information and materials to our Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. For our 2010 annual meeting, our Secretary must receive this notice between October 27, 2009 and 5:00 p.m., Eastern Time, on November 26, 2009.

Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name, sufficient biographical information to demonstrate that the nominee meets the qualification requirements for Board service as set forth under “— Director Qualifications,” and such other information regarding each nominated person as set forth in our Bylaws and that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest. The nominee’s written consent to the nomination should also be included with nominating submission, which should be addressed to: Agree Realty Corporation at the address appearing on the first page of this Proxy Statement, Attention: Secretary.

Director Compensation

The Compensation Committee establishes and oversees our director compensation program. Director compensation is established with a view to attract highly qualified non-management directors and fairly compensate non-management directors for their time and effort on behalf of stockholders. During 2008, each non-employee director received an annual retainer fee of $22,500, with the Audit Committee chairman receiving an additional $4,000. Historically and in 2008, non-management directors have not received equity compensation or any perquisites. Directors who are employees or officers of the Company or any of its subsidiaries do not receive any additional compensation for serving on the Board or any committees thereof.

The following table provides compensation information for the year ended December 31, 2008 for each non-management director.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Farris G. Kalil	$26,500	$26,500
Michael Rotchford	22,500	22,500
William S. Rubenfaer	22,500	22,500
Leon M. Schurgin	22,500	22,500
Gene Silverman	22,500	22,500

Corporate Governance

The Board has adopted Corporate Governance Guidelines, a copy of which can be found in the Corporate Governance section of our website, www.agreerealty.com. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

The Board also has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of all of the Company’s employees, officers and directors. The Code, also available in the Corporate Governance section of our website, www.agreerealty.com, covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver that relates to our executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on our website in the Corporate Governance section. Our Board also has adopted a Chief Executive Officer and Chief Financial Officer Code of Professional Ethics. See “Related Person Transactions” for additional information on the Board’s policies and procedures regarding related person transactions.

We are required to comply with the NYSE listing standards applicable to corporate governance and on May 22, 2008, we timely submitted to the NYSE the annual CEO certification, pursuant to Section 303A.12 of the NYSE’s listing standards, whereby Richard Agree certified that he is not aware of any violation by the Company of the NYSE’s corporate governance listing standards as of the date of the certification. In addition, we filed with the SEC, as exhibits to our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008, respectively, and its annual report on Form 10-K for the year ended December 31, 2008, certifications by our President and Chief Executive Officer and our Vice President, Finance in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

A copy of our committee charters, Corporate Governance Guidelines and Code will be sent to any stockholder, without charge, upon written request sent to the Company’s executive offices: Agree Realty Corporation, 31850 Northwestern Highway, Farmington Hills, MI 48334, Attention Kenneth R. Howe, Secretary.

Communications with the Board

Our stockholders who want to communicate with our non-management directors confidentially may do so by sending correspondence to:

Non-Management Directors
Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, MI 48334
Attention: Secretary

Please note that the mailing envelope must contain a clear notification that it is confidential and your letter should indicate that you are a stockholder of Agree Realty Corporation.

Interested parties and stockholders of Agree Realty Corporation who want to communicate with the Board or any individual director can write to:

Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, MI 48334
Attention: Secretary

Your letter should indicate that you are an interested party or a stockholder of Agree Realty Corporation. Depending on the subject matter, the Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about our Company or if it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

EXECUTIVE OFFICERS

The following table sets forth our executive officers, followed by biographical information regarding each executive officer that is not also a director.

Name	Age	Title
Richard Agree	65	Chairman of the Board, Chief Executive Officer and President
Joey Agree	30	Executive Vice President
David J. Prueter	53	Senior Vice President
Kenneth R. Howe	60	Vice President, Finance
Patrick O’Leary	41	Vice President, Development

Joey Agree has been Executive Vice President since January 2006. Prior to being appointed to this position, Mr. Agree supervised our development and acquisition activities. Prior to joining us in March 2005, Mr. Agree was employed by Grand/Sakwa Properties, one of the largest private developers in the Midwest, as a director of land acquisitions. He is a member of the State Bar of Michigan and the International Council of Shopping Centers. He holds a J.D. from Wayne State University Law School and a B.A. in Political Science from the University of Michigan. Joey Agree is the son of Richard Agree.

David J. Prueter has been Senior Vice President since May 2006. From 1997 until joining us on January 10, 2000 as a Vice President, Mr. Prueter was Director of U.S. Real Estate for Borders, Inc. Prior to joining Borders, Inc. Mr. Prueter served as the Senior Manager of Real Estate Operations for the Kroger Co. Mr. Prueter is a State Director of the Michigan chapter of the International Council of Shopping Centers, holds a MCR from NACORE and is a graduate of Western Michigan University.

Kenneth R. Howe has been Vice President, Finance since June 1994 and our Secretary since November 1993. Prior to being appointed as Vice President, Finance, Mr. Howe served as our Chief Financial Officer since November 1993. From 1989 to April 1994 he was Controller of Agree Development Company, our predecessor. From 1984 to 1989, he was a partner in Straka, Jarackas and Company, a public accounting firm with which he was employed since 1974. He is a graduate of Western Michigan University and a certified public accountant.

Patrick O’Leary has been Vice President, Development since January, 2009. Prior to being appointed to this position, Mr. O’Leary supervised our development activities in Florida and California. Mr. O’Leary began his real estate career with American Village Development in 1989 and later moved on to The Selective Group. In 1995, Mr. O’Leary founded Hometowne Building Co., serving as its President from 1995 to 2007. During that time, Hometowne grew to be one of the leading home builders in southeast Michigan, developing over 1,000 homes in the state. Mr. O’Leary has a BBA in Finance and Economics from Western Michigan University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee (referred to as the “Committee” in this section), composed entirely of independent directors, administers the executive compensation program of the Company. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s executive officers, including the Chief Executive Officer and President, Vice President, Finance and the other executive officers named in the Summary Compensation Table (the “named executive officers”). This section of the proxy statement explains how the Company’s compensation programs are designed and operate in practice with respect to the named executive officers.

In accordance with SEC rules, Vicky Whalen-Umphryes is a named executive officer of the Company for purposes of this discussion and the subsequent executive compensation tables, although she voluntarily resigned her employment and terminated her employment agreement effective in June 2008 pursuant to an unconditional release and separation agreement. See “— Potential Payments Upon Termination or Change-in-Control” for additional information regarding the terms of the unconditional release and separation agreement.

Compensation Objectives and Philosophy

The Company’s compensation program for named executive officers generally consists of base salary, annual incentive awards, long-term share-based incentive awards and certain other benefits. The Company also provides certain severance arrangements for its named executive officers. The executive compensation program is designed to:

•	provide total compensation that is both fair and competitive;
•	attract, retain and motivate key executives who are critical to the Company’s operations;
•	reward superior individual and Company performance on both a short-term and long-term basis; and
•	align executives’ long-term interests with those of stockholders.

The Committee seeks to ensure the foregoing objectives by considering individual performance reviews, Company performance, hiring and retention needs, internal pay equity, market data and other external market pressures in finalizing its compensation determinations.

Determining Compensation for Named Executive Officers

The Committee meets without management present to determine the compensation of the named executive officers. The Committee takes direction from the recommendations of Richard Agree, President, Chief Executive Officer and Chairman of the Company, with respect to the design and implementation of the compensation program for the named executive officers because of his experience with the Company and its predecessors and because he has the most involvement in and knowledge of the Company’s business goals, strategies, and performance, the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance. The Committee retains the discretion to modify the recommendations of Mr. Richard Agree and reviews such recommendations for their reasonableness based on Company performance, market information, and the Committee’s compensation philosophy and related considerations.

The Committee does not utilize a compensation consultant to establish or administer its executive compensation program. In 2008, the Committee used the 2008 NAREIT Compensation and Benefits Survey (the “NAREIT Survey”) to provide it with relevant market data.

Elements of Compensation in 2008 for Named Executive Officers

The Company’s compensation program for named executive officers generally consists of base salary, annual incentive awards, long-term share-based incentive awards and certain other benefits. The Company also provides certain severance arrangements for its named executive officers.

Base Salary.  The Committee believes that base salary is a primary factor in retaining and attracting key employees in a competitive marketplace, as well as preserving an employee’s commitment during downturns in the REIT industry and/or equity markets. When determining the base salary for each of the named executive officers, the Committee considers the individual’s experience, current performance, potential for advancement, internal pay equity and market data.

As a group, the 2008 base salaries of the named executive officers increased approximately 10% over the 2007 base salaries; increases are generally effective in January of the applicable year. Richard Agree received an 8% salary increase to $270,000 in 2008, while Kenneth Howe and David Prueter received modest increases. Ms. Whalen-Umphryes salary remained the same, consistent with prior years, given that her total compensation is significantly influenced by performance incentives set forth in her employment agreement. Joey Agree received a 28% increase in base salary to $225,000 primarily due to his increased responsibilities in 2008 and prior performance. The base salaries paid to the named executive officers in 2008 are set forth below in the “Executive Compensation Tables — Summary Compensation Table.”

Annual Incentive Awards.  The Committee believes the Company’s annual cash bonus provides a meaningful incentive for the achievement of short-term Company and individual goals, while assisting the Company in retaining, attracting and motivating employees in the near term. These annual bonuses are primarily based upon Company performance objectives generally set forth in the Company’s budget approved by the Board. However, the Committee has significant flexibility in assessing the achievement of performance objectives as well as the corresponding cash bonuses earned. The Committee determined that specific bonuses should be paid to certain named executive officers in 2008 primarily due to a significant number of development projects that were completed in 2008 and scheduled for completion in 2009. In 2008, Mr. Richard Agree was given the election to receive his annual bonus in cash or restricted stock. He elected to receive 4,000 shares of restricted stock in lieu of a cash bonus. The cash bonuses earned by the named executive officers in 2008 are set forth below in the “Executive Compensation Tables — Summary Compensation Table.”

Ms. Whalen-Umphryes does not participate in the annual cash bonus program. Instead, prior to the termination of her employment, Mr. Whalen-Umphryes’ employment agreement provided for bonus compensation at a specified rate per square foot for all development and land lease projects, payable in shares of common stock or cash, at her election, upon lease commencement. She did not earn any bonus for development and land lease projects in 2008.

Long-Term Incentive Compensation.  The Committee believes the Company’s share-based incentive awards, with multiple-year vesting, provide the strongest incentive for employees to focus on the long-term fundamentals of the Company and thereby create long-term stockholder value. These awards also assist the Company in maintaining a stable, continuous management team in a competitive market. The Committee historically has issue restricted stock for purposes of long-term incentive compensation, which provides significant upside incentive and alignment with stockholders, while also maintaining some down market protection. When determining the amount of long-term equity incentive awards to be granted to the named executive officers for prior year performance, the Committee considers, among other things, the following factors: the Company’s performance, the responsibilities and performance of the executive, the Company’s stock price performance, and other market factors, including the data provided by the NAREIT Survey. See the “Grants of Plan-Based Awards in 2008” table for information regarding the award terms for the grants made in 2008. The 2009 grants, which are subject to the same terms as the 2008 grants, will be reflected in the various executive compensation tables in the 2010 proxy statement.

2008 Grants for 2007 Performance.  The Committee awarded an aggregate of 38,500 shares of restricted stock under the 2005 Equity Incentive Plan in January 2008 based upon 2007 performance. The grants were as follows: Richard Agree, 15,500 shares; Joey Agree, 9,000 shares; David Prueter, 4,000 shares; Kenneth Howe, 6,000 shares; and Vicky Whalen-Umphryes, 4,000 shares.

2009 Grants for 2008 Performance.  The Committee awarded an aggregate of 51,000 shares of restricted stock under the 2005 Equity Incentive Plan in January 2009 based upon 2008 performance. The grant date fair value of such awards was an aggregate of $772,140, a decrease of 32.5% over 2007. The grants were as follows: Richard Agree, 20,000 shares; Joey Agree, 20,000 shares; David Prueter 4,000 shares; and Kenneth Howe, 7,000 shares.

Other Grants.  Mr. Prueter also receives a grant of 1,250 shares of restricted stock for each project completed due to his efforts, payable upon the lease commencement. In 2008, he earned 3,750 shares of restricted stock for three developments.

Perquisites and Other Personal Benefits.  The Company has historically maintained a conservative approach to providing perquisites to executive officers. The Company provides the named executive officers with perquisites and other personal benefits that the Committee believes is reasonable and consistent with the overall executive compensation program and to better enable the Company to attract and retain superior employees for key positions. These perquisites have been carefully selected to ensure that the value provided to employees is not at the expense of stockholder concern. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Severance Payments.  The Company currently has an employment agreement with Richard Agree that provides severance payments under specified conditions. The Committee believes this agreement helps to retain an executive who is essential to the Company’s long-term success. The Company had an employment agreement with Vicky Whalen-Umphryes effective in 2008 until it was terminated in June 2008 pursuant to an unconditional release and separation agreement. See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the named executive officers under the Company’s compensation plans and arrangements upon termination of employment or a change in control of the Company, as well as the specific severance payments and benefits provided to Ms. Whalen-Umphryes upon the termination of her employment with the Company.

Timing and Pricing of Share-Based Grants

The Company does not coordinate the timing of share-based grants with the release of material non-public information. The Committee approves its annual grants of restricted stock to the named executive officers at its regularly scheduled meeting in mid-December, with an effective grant date as of such meeting or delayed until a date within the first few weeks of the following year. The grant date may be delayed due to tax implications to grantees as well as administrative issues during the holiday season. The Committee generally establishes the date for its regularly scheduled meeting at least a year in advance. In addition, certain named executive officers receive shares of restricted stock upon lease commencement of certain developments. The Committee has not granted stock options in recent years.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation for federal income tax purposes exceeding $1 million in any one year paid to its chief executive officer and its three other most highly compensated executive officers. The Company must distribute a specified minimum percentage of its taxable income to maintain its qualification as a REIT under the Internal Revenue Code, and the Company is not subject to federal income tax on its REIT taxable income only if and to the extent it distributes the income to its stockholders. Accordingly, if the Company pays compensation to its chief executive officer or any of its three other most highly compensated executive officers in excess of $1 million in any year that does not qualify for the performance-based exception, the Company may have to increase the amount of its distributions to stockholders to avoid tax liability and loss of its REIT status. This in turn may result in a larger portion of distributions being taxable to stockholders as dividend income, instead of being treated as a nontaxable return of capital to stockholders. However, because the Company did not pay any compensation during 2008 that would be subject to the Section 162(m) limitations, Section 162(m) did not impact the Committee’s compensation policies and practices.

Nonqualified Deferred Compensation.  Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this 2009 proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2008.

COMPENSATION COMMITTEE

Gene Silverman, Chairman
Farris Kalil
William S. Rubenfaer

EXECUTIVE COMPENSATION TABLES(2)

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or earned by each of the named executive officers in 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total ($)
Richard Agree Chairman, Chief Executive Officer and President	2008	$270,000	$(2)	$437,895	$—	$—	$707,895
	2007	250,000	30,000	379,594	—	—	659,594
	2006	250,000	—	308,531	—	—	558,531
Joey Agree Executive Vice President	2008	225,000	75,000	109,052	—	—	409,052
	2007	175,000	50,000	55,574	—	—	280,574
	2006	125,000	—	14,450	—	—	139,450
David J. Prueter Senior Vice President	2008	200,000	10,000	164,145	—	—	374,145
	2007	180,000	20,000	126,967	—	—	326,967
	2006	175,000	—	102,099	—	—	277,099
Kenneth R. Howe Vice President, Finance	2008	160,000	10,000	180,592	—	—	350,592
	2007	150,000	20,000	161,840	—	—	331,840
	2006	143,000	—	136,646	—	—	279,646
Vicky Whalen-Umphryes Vice President	2008	108,000	—	11,884	—	56,345	176,229
	2007	240,000	—	25,268	209,000	—	474,268
	2006	240,000	—	11,560	—	—	251,560

(1)	The amounts reported reflect the amounts recognized for financial statement reporting purposes in the applicable year in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include amounts from awards granted in and prior to the applicable year. All awards in this column for 2008 relate to restricted stock granted under the 2005 Equity Incentive Plan. Valuation assumptions used in determining these amounts for 2008 are included in note 9 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2008.

In connection with Ms. Whalen-Umphryes’ unconditional release and separation agreement, she forfeited 4,800 shares of restricted stock.

(2)	In 2008, Mr. Richard Agree was given the election to receive his annual bonus in cash or restricted stock. He elected to receive 4,000 shares of restricted stock in lieu of a cash bonus. The restricted stock, granted under the 2005 Equity Incentive Plan, vests in equal installments over a five-year period from the grant date. Cash dividends are paid on the restricted stock during the vesting period. This equity award was granted on January 14, 2009 and therefore will be reflected in the “Grants of Plan-Based Awards in 2009” in the 2010 proxy statement.

Narrative Discussion of Summary Compensation Table.

Employment Agreement — Mr. Richard Agree.  See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of Mr. Agree’s employment agreement.

Employment Agreement and Separation Agreement — Ms. Whalen-Umphryes.  Pursuant to Ms. Whalen-Umphryes employment agreement, she received an initial base salary of $240,000, subject to an annual review by the Compensation Committee. In addition, she was entitled to a minimum of 2,000 shares of restricted stock per year. Ms. Whalen-Umphryes did not participate in the annual bonus program. Instead, her employment agreement provided for compensation at a specified rate per square foot for all development and land lease projects, payable upon lease commencement in cash or equity at her option. See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of Ms. Whalen-Umphryes’ unconditional release and separation agreement, including the underlying severance amounts included in “All Other Compensation.”

Grants of Plan-Based Awards in 2008

The following table sets forth information concerning equity and non-equity awards granted to the named executive officers in 2008.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Board Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard Agree	1/14/08	12/19/07	—	—	—	—	—	—	15,500	$460,505
Joey Agree	1/14/08	12/19/07	—	—	—	—	—	—	9,000	267,390
David J. Prueter	1/14/08	12/19/07	—	—	—	—	—	—	4,000	118,840
	4/21/08	—	—	—	—	—	1,250	—	—	34,288
	7/18/08	—	—	—	—	—	1,250	—	—	30,962
	8/26/08	—	—	—	—	—	1,250	—	—	33,562
Kenneth R. Howe	1/14/08	12/19/07	—	—	—	—	—	—	6,000	178,260
Vicky Whalen-Umphryes	1/14/08	12/19/07	—	(2)	—	—	—	—	4,000	118,840

(1)	The grant date fair value is calculated in accordance with FAS 123(R). The grant date fair value of each share of restricted stock, which includes the right to receive cash dividends, is equal to the stock price on the grant date. The grant date fair value for a share of restricted stock granted on the following dates is: January 14 ($29.71), April 21 ($27.43), July 18 ($24.77) and August 26 ($26.85).
(2)	See “Narrative Discussion of Grants of Plan-Based Awards in 2008 Table” discussion below.

Narrative Discussion of Grants of Plan-Based Awards in 2008 Table.

Non-Equity Incentive Plan Awards.  Ms. Whalen-Umphryes receives compensation at a specified rate per square foot for all development and land lease projects, payable upon lease commencement in cash or equity at her option.

Equity Incentive Plan Awards.  Mr. Prueter receives 1,250 shares of restricted stock for each project completed due to his efforts, payable upon the lease commencement. The restricted stock, granted under the 2005 Equity Incentive Plan, vests in equal installments over a five-year period from the grant date. Cash dividends are paid on the restricted stock during the vesting period.

All Other Stock Awards.  The equity awards set forth in this column reflect the long-term incentive equity awards granted to the named executive officers in 2008 for 2007 performance. The Board approved such grants on December 19, 2007, but delayed the grant date until January 14, 2008. As noted previously, the Board often delays its annual equity grants due to tax implications to grantees as well as administrative issues during the holiday season. The restricted stock, granted under the 2005 Equity Incentive Plan, vests in equal installments over a five-year period from the grant date. Cash dividends are paid on the restricted stock during the vesting period.

As part of Ms. Whalen-Umphryes’ severance package upon her voluntary resignation from the Company, she retained 2,000 restricted shares of the 4,000 restricted shares that were granted in January 2008, which will vest in equal installments over a five-year period from the grant date.

Outstanding Equity Awards at December 31, 2008

The following table sets forth information on the holdings of stock awards by the named executive officers as of December 31, 2008. No stock options are outstanding.

	Stock Awards
Name	Number of Shares Or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard Agree	38,300	$694,379	—	—
Joey Agree	13,600	246,568	—	—
David J. Prueter	18,000	326,340	(3)	(3)
Kenneth R. Howe	15,500	281,015	—	—
Vicky Whalen-Umphryes	2,000	36,260	—	—

(1)	The following shares of restricted stock vest on the following dates:

	2009	2010	2011	2012	2013
Richard Agree	14,300	11,800	6,000	3,100	3,100
Joey Agree	3,500	3,500	3,000	1,800	1,800
David J. Prueter	5,750	5,150	3,250	2,300	1,550
Kenneth R. Howe	5,900	4,800	2,400	1,200	1,200
Vicky Whalen-Umphryes	400	400	400	400	400
(2)	Based upon the closing price of our common stock on the NYSE on December 31, 2008 of $18.13.
(3)	Mr. Prueter also receives a grant of 1,250 shares of restricted stock for each project completed due to his efforts, payable upon the lease commencement. The restricted stock vests in equal installments over a five-year period from the date of grant, and cash dividends are paid during the vesting period. In 2008, he earned 3,750 shares of restricted stock for three developments.

Option Exercises and Stock Vested in 2008

The following table sets forth information on the shares of restricted stock held by the named executive officers that vested during 2008. No stock options are outstanding.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Richard Agree	13,200		$303,892
Joey Agree	1,700		26,382
David J. Prueter	4,700		106,414
Kenneth R. Howe	5,700		132,696
Vicky Whalen-Umphryes	800	(2)	25,268

(1)	The value realized is based on the number of shares of restricted stock that vested on the vesting date multiplied by the closing price of our common stock on the NYSE on the vesting date.
(2)	Includes 2,000 shares of restricted stock, the vesting of which was accelerated in accordance with her severance agreement in June 2008.

Potential Payments Upon Termination or Change-in-Control

The following section describes and quantifies potential payments and benefits to the named executive officers, except Ms. Whalen-Umphryes, under our compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company as of December 31, 2008. The Company had an employment agreement with Vicky Whalen-Umphryes effective in 2008 until it was terminated in June 2008 pursuant to an unconditional release and separation agreement. Set forth below is a description of the actual severance payments and benefits she received upon termination of her employment, as set forth in the unconditional release and separation agreement.

Richard Agree is subject to an employment agreement with us. In addition, certain of our compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events.

Company Share-Based Plans

Restricted Stock Award Agreement (Applicable to Restricted Stock Grants Under 1994 Stock Incentive Plan and 2005 Equity Incentive Plan Through December 31, 2008)

During the 120 days following the termination of the participant’s employment for any reason, the Company has the right to require the return of any unvested shares of restricted stock, as well as any dividends paid on such shares. The unvested shares of restricted stock immediately vest in the event our stockholders approve an agreement to merge, consolidate, liquidate or sell all or substantially all of our assets. Our Board has the discretion to determine whether any leave of absence should constitute a termination of employment.

1994 Stock Incentive Plan.

The Compensation Committee is authorized to accelerate the vesting of restricted stock at any time.

2005 Equity Incentive Plan.

The Compensation Committee is authorized to accelerate the vesting of restricted stock at any time.

In the event of a change of control (as defined therein) or a dissolution or liquidation of the Company, all unvested shares of restricted stock will become immediately vested.

Employment Agreement — Mr. Richard Agree

Mr. Agree’s employment agreement, pursuant to which he serves as our Chairman of the Board, Chief Executive Officer and President, is effective through June 30, 2009. Mr. Agree received an initial annual base salary of $200,000, subject to annual review by the Compensation Committee ($270,000 was his 2008 annual salary) and is entitled to participate in all benefit programs generally available to our executive officers, including any equity incentive plan or bonus plan.

Upon any termination he shall receive any accrued and unpaid salary and bonus for a completed year.

The employment agreement may be terminated if he dies or becomes disabled (as defined therein). In the event of termination of the agreement because of death or disability, he (or estate) shall receive for the longer of (x) the remainder of the calendar year or (y) six months, his salary in effect at the date of death or disability and a pro rata portion for such calendar year based on his average bonus over the prior three calendar years. In addition, all unvested shares of our common stock will become fully vested.

If Mr. Richard Agree’s employment is terminated without cause (as defined therein) and not due to death, disability or a change in control, he is entitled to receive a payment of all amounts payable during the term of the employment agreement (including but not limited to the salary at the then applicable rate) within 10 days of such termination and he has the right to continue to participate in all benefit plans made generally available by us to our executives. In addition, all unvested shares of our common stock will become fully vested.

If a change in control (as defined therein) occurs prior to the expiration of Mr. Richard Agree’s employment agreement and within three years after the change in control his employment is terminated by us (other than due to death, disability or cause), then within 30 days of such termination, he is entitled to receive the greater of three times the then compensation, or the compensation to be paid over the remaining life of the employment agreement. “Compensation” means the highest annualized rate of salary prior the date of termination. In addition, all unvested shares of our common stock will become fully vested.

If Mr. Richard Agree is terminated by the Company for cause, then he shall forfeit any and all benefits under the employment agreement other than vested benefits.

If Mr. Richard Agree is terminated for cause or voluntarily terminates such employment, he is subject to a non-compete with us for a specified period of time. In addition, the employment agreement contains confidentiality provisions.

Unconditional Release and Separation Agreement — Ms. Whalen-Umphryes

The Company and Ms. Whalen-Umphryes entered into the unconditional release and separation agreement effective June 13, 2008. In connection with her voluntary resignation from the Company, Ms. Whalen-Umphryes received: (A) $50,769.23 in cash, to be paid in accordance with the regular payroll practices of the Company through August 22, 2008; (B) a vehicle stipend of $500 per month for three months; (C) continuation of health insurance benefits until August 23, 2008; and (D) the right to retain 2,000 restricted shares of the 4,000 restricted shares that were granted in January 2008, which will vest in equal installments over a five-year period from the grant date. Ms. Whalen-Umphryes forfeited the remaining 4,800 restricted shares which she had been granted during her employment.

In consideration for the forgoing, Ms. Whalen-Umphryes provided a full release of legal claims against the Company, its directors and officers and other specified persons. She also is subject to a non-competition and non-solicitation provision through June 2009, as well as a confidentiality provision generally.

The agreement also provides for Ms. Whalen-Umphryes to continue as an independent contractor of the Company, to be paid cash at a specified rate of net profits for all development and land lease projects, payable upon lease commencement.

Change of Control/Severance Payment Tables

For all named executive officers other than Ms. Whalen-Umphryes, the following table estimates the potential payments and benefits to named executive officers upon termination of employment or a change in control, assuming such event occurs on December 31, 2008. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

For Ms. Whalen-Umphryes, the following table reflects amounts actually paid or accrued upon termination of employment effective June 13, 2008.

Items Not Reflected in Table.

The following items are not reflected in the table set forth below:

•	Accrued and unpaid salary, bonus and vacation.
•	Costs of COBRA or any other mandated governmental assistance program to former employees.
•	Welfare benefits provided to all salaried employees.

Named Executive Officer	Base Salary	Bonus	Early Vesting of Stock Awards(1)	Other(2)	Total
Richard Agree
Death or Disability	$140,000	$10,000	$694,379	$7,247	$851,626
Change in Control	840,000	—	694,379	—	1,534,379
Other (except for cause)	140,000	—	694,379	16,305	850,684
Joey Agree
Change in Control	—	—	246,568	—	246,568
David J. Prueter
Change in Control	—	—	326,340	—	326,340
Kenneth Howe
Change in Control	—	—	281,015	—	281,015
Vicky Whalen-Umphryes
Voluntary resignation (per severance agreement)	50,769	—	—	5,576	56,345

(1)	For all named executive officers other than Ms. Whalen-Umphryes, with respect to the accelerated vesting of share-based awards, the table reflects the intrinsic value of such acceleration, which for each unvested share of restricted stock is $18.13, the closing price of our common stock on the NYSE on December 31, 2008.
(2)	In case of death, represents payment of health benefits for spouse and dependents of executive for one year following death.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements, internal controls, accounting and financial reporting processes and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and for expressing their opinions thereon. The Audit Committee’s responsibility is to provide general oversight of the foregoing matters, as well as engaging the Company’s independent registered public accounting firm and establishing the terms of retention. The Audit Committee is governed by a charter, a copy of which is available on our website at http://www.agreerealty.com.

Review and Discussions with Management and Independent Accountants.  In this context, the Committee has met and held discussions with management and Virchow Krause, the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and Virchow Krause. The Committee discussed with Virchow Krause matters required to be discussed by Statement on Auditing Standards No. 61, as amended, issues regarding accounting and auditing principles and practices, and the adequacy of internal controls that could significantly affect the Company’s financial statements.

Virchow Krause also provided to the Committee the written disclosures and letter from Virchow Krause required by the applicable requirements of the PCAOB regarding Virchow Krause’s communications with the Committee concerning independence, and the Committee has discussed with Virchow Krause its independence with respect to the Company. The Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees. See “Audit Committee Matters” for additional information regarding the Committee’s pre-approval policies and procedures for audit and non-audit services provided by Virchow Krause.

Conclusion.  Based on the review and discussions referred to above, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

AUDIT COMMITTEE

Farris Kalil, Chairman
Gene Silverman
William S. Rubenfaer

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

In accordance with Audit Committee policies and procedures and applicable law, the Audit Committee must pre-approve all services to be provided by its independent registered public accounting firm. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of such accountants. The Audit Committee generally provides pre-approvals at its regularly scheduled meetings. The Audit Committee has delegated to its chairman, Farris G. Kalil, the authority to grant pre-approvals of non-audit services between regularly scheduled meetings of the Audit Committee, provided that any such pre-approval by Mr. Kalil shall be reported to the Audit Committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (1) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (2) such services were not recognized by us as non-audit services at the time of the engagement; and (3) such services are promptly brought to the attention of the Audit Committee and, prior to completion of the audit, are approved by the Audit Committee or by one or more Audit Committee members who have been delegated authority to grant approvals.

Fees Paid to Independent Registered Public Accounting Firms

The following table sets forth the fees we were billed for audit and other services provided by Virchow Krause in 2008 and 2007. All such fees paid to Virchow Krause were approved in conformity with the pre-approval policies and procedures noted above.

	2008	2007
Audit Fees	$124,259	$97,906
Audit-Related Fees	—	—
Tax Fees	—	22,850
Other Fees	—	—
	$124,259	$120,756

Audit Fees.  Audit fees include fees for the audit of our annual consolidated financial statements, the review of the financial statements included in our quarterly reports on Form 10-Q and the annual audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees.  Tax fees in 2007 related to professional services for tax compliance and consulting.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee currently believes that we should continue our relationship with Virchow Krause and have appointed Virchow Krause to continue as our independent accountants for 2009. See “Report of the Audit Committee” and “Audit Committee Matters” for additional information on matters related to Virchow Krause’s provision of services to us.

Although stockholder ratification of the appointment is not required by law and is not binding on us, the Audit Committee will take your vote into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Virchow Krause, the Audit Committee in its sole discretion may terminate the engagement of Virchow Krause and engage another independent auditor at any time during the year, although it has no current intention to do so.

A representative of Virchow Krause will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

The Board recommends that you vote FOR the ratification of the appointment of Virchow Krause as our independent registered public accounting firm for 2009.

RELATED PERSON TRANSACTIONS

Policies and Procedures

Under SEC rules, a related person transaction is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% stockholder since the beginning of the our last completed fiscal year, and their immediate family members.

The non-interested directors of the Board review and oversee any proposed or ongoing related person transactions to ensure there are no conflicts of interest. The Company’s Code of Business Conduct and Ethics requires officers and directors to provide full disclosure of any such transaction to appropriate persons and remove themselves from the related decision making process. Persons are encouraged to speak with specified persons if there is any doubt as to whether a transaction could comprise a related person transaction or otherwise constitute a conflict of interest.

If a related person transaction is proposed, the non-interested directors of the Board reviews such transaction to ensure that our involvement in such transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of us and our stockholders. If necessary or appropriate, we will engage third party consultants and special counsel, and the Board may create a special committee, to review such transactions. The non-interested directors of the Board affirmatively determined that none of the related person transactions below constituted a conflict of interest.

Related Person Transactions in 2008 and 2009

Bodman, LLP, a law firm of which Leon M. Schurgin, one of our directors is a Partner, acted as our counsel in various matters during 2008. We paid Bodman, LLP aggregate fees of approximately $406,380 during the year.

We lease our executive offices, located at 31850 Northwestern Highway, Farmington Hills, Michigan from a limited liability company controlled by certain of Mr. Richard Agree’s children. Under the terms of the lease, which expires December 31, 2009, we are required to pay an annual rental of $90,000 and are responsible for the payment of real estate taxes, insurance and maintenance expenses relating to the building. Management believes that the lease terms are consistent with leases for similar properties in the area.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders’ forms furnished to us or filed with the SEC and representations made by the directors and applicable executive officers of the Company, no insider failed to file on a timely basis a Section 16(a) report in 2008, except that Mr. Rubenfaer had one late Form 4 that included one purchase transaction reported late.

Cost of Proxy Solicitation

All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by us. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares held of record by such persons. Our directors and officers may solicit proxies by mail, telephone or telecopy or in person. They will not receive any additional compensation for such work.

Proposals for 2010 Annual Meeting

Any stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the annual meeting of stockholders to be held in 2010 must be received at our office at 31850 Northwestern Highway, Farmington Hills, MI 48334, no later than November 26, 2009 and must be in compliance with the requirements of our Bylaws and the SEC’s proxy rules.

Any stockholder who intends to bring business before the annual meeting in the year 2010, but not include the proposal in our proxy statement, or to nominate a person to the Board, must give written notice to our corporate secretary, Kenneth R. Howe at our office at 31850 Northwestern Highway, Farmington Hills, MI 48334, between October 27, 2009 and 5:00 p.m., Eastern Time, on November 26, 2009.

See “Board Matters — Committees of the Board-Nominating and Corporate Governance Committee” for additional information.

Availability of 2008 Annual Report to Stockholders

A copy of our Annual Report to Stockholders for the year ended December 31, 2008, including the audited consolidated financial statements for the three years ended December 31, 2008, accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2009

The 2009 proxy statement and 2008 annual report are available at http://www.vfnotice.com/agreerealty/

By Order of the Board of Directors

Kenneth R. Howe
Vice President, Finance and Secretary

March 26, 2009

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AGREE REALTY CORPORATION

Proxy — Agree Realty Corporation

Proxy for Annual Meeting of Stockholders May 11, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard Agree and Kenneth R. Howe as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Common Stock of Agree Realty Corporation held on record by the undersigned on March 12, 2009 at the Annual Meeting of Stockholders to be held on May 11, 2009, or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR all of the nominees for director and FOR the ratification of Virchow Krause & Company, LLP as the Company's independent registered public accounting firm for 2009.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR each of the matters hereon.

NOTE - PLEASE COMPLETE THIS PROXY AND MAIL TO US PROMPTLY.

AGREE REALTY CORPORATION

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C123456789

000000000.000000 ext 000000000.000000 ext
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 11, 2009.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com/tickersymbol**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Richard Agree (term ending 2012)	☐	☐	02 - Michael Rotchford (term ending 2012)	☐	☐

3. In their judgment, upon such other matters as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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